SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                                            Commission Only
[ ]  Definitive Additional Materials        (as permitted by Rule 14a-6(e)(2))


                          DIGITAL VIDEO SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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













































                          DIGITAL VIDEO SYSTEMS, INC.
                               160 Knowles Drive
                              Los Gatos, CA  95032

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   TO BE HELD ON THURSDAY, OCTOBER 29, 1998

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Digital Video Systems, Inc. (the "Company") will be held at the offices of Digital Video Systems, Inc., located at 160 Knowles Drive, Los Gatos, California, on Thursday, October 29, 1998 at 10:00 a.m. local time for the following purposes, as more fully described in the attached Proxy
Statement:

                (1) To elect seven directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

                (2) To ratify the adoption by the Company's Board of Directors of the Company's 1998 Stock Option Plan;

                (6) To ratify the appointment by the Company's Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1999; and

                (7) To transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.

        The Board of Directors has fixed the close of business on Tuesday, September 8, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.
Only stockholders at the close of business on such record date are entitled to vote at the Annual Meeting.

        Accompanying this Notice are a Proxy and Proxy Statement. IF YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING TO VOTE IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. The Proxy may be revoked at any time prior to its exercise at the Annual Meeting.

                                       By Order of the Board of Directors,


                                        By:/s/ Edward M. Miller, Jr.
                                               --------------------
                                               Edward M. Miller, Jr.
                                               Chief Executive Officer

                                               Los Gatos, California
                                               September 25, 1998

DIGITAL VIDEO SYSTEMS, INC.
160 KNOWLES DRIVE
LOS GATOS, CALIFORNIA 95032


ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 29, 1998

PROXY STATEMENT

INTRODUCTION

        This Proxy Statement (the "Proxy Statement") is furnished to the stockholders of Digital Video Systems, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board of Directors"). The proxies solicited hereby are to be voted at the Company's Annual Meeting of Stockholders to be held on October 29, 1998, and at any and all adjournments thereof (the "Annual Meeting").

        PURPOSE OF ANNUAL MEETING

        At the Annual Meeting, stockholders will be asked: (i) to elect seven directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;
(ii) to ratify the adoption of the 1998 Stock Option Plan; (iii) to ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1999; and (iv) to transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof. The Board of Directors recommends a vote in favor of (i.e., "FOR"): (a) the election of the seven nominees for directors of the Company listed below, and (b) the proposals set forth in (ii) and (iii) above.

        QUORUM AND VOTING RIGHTS

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $.0001 ("Common Stock") is necessary to constitute a quorum at the Annual
Meeting. Only stockholders of record at the close of business on Tuesday, September 8, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 24,338,632 shares of Common Stock outstanding and entitled to vote.
 Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

        All shares of Common Stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the shares will be voted in favor of (i.e., "FOR"): (i) the election of the seven nominees for directors of the Company listed under Proposal 1; (ii) the ratification of the adoption of the 1998 Stock Option Plan; and (iii) the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1999. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

        In the election of directors, the seven candidates receiving the highest number of votes will be elected as directors. The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. Brokers holding shares of record generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If a broker which is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained. Any stockholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by:
 (a) filing with the Company a written revocation of the proxy; (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy; or (c) submitting a duly executed proxy bearing a later date.

        The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company may solicit proxies by written communications, by telephone, telegraph or personal call. These persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding
Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.

        This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about September 30, 1998.

PROPOSAL 1 -
ELECTION OF DIRECTORS

Nominees

        At the Annual Meeting, seven directors, who will constitute the entire Board of Directors, are to be elected to serve until the next Annual Meeting or until their successors are duly elected and qualified.
 All nominees have consented to being named herein and have agreed to serve if elected. The names of such nominees are as follows:

        Edmund Y. Sun
        Edward M. Miller, Jr
        Sanford C. Sigoloff
        Philip B. Smith
        Joseph F. Troy
        Young Sam Cho
        Cary S. Fitchey

        Management proxies will be voted FOR the election of all of the above-named nominees unless the stockholders indicate that the proxy shall not be voted for all or any one of the nominees. Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. If for any reason any nominee should, prior to the Annual Meeting, become unavailable for election as a Director, an event not now anticipated, the proxies will be voted for such substitute nominee, if any, as may be recommended by management. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
THE SEVEN PERSONS NOMINATED FOR DIRECTOR HEREIN.

Meetings; Attendance; Committees

        During the fiscal year ended March 31, 1998, the Board of Directors of the Company met 4 times, the audit committee met 4 times. There were no compensation committee, risk management committee, nominating committee or executive committee meetings held during the fiscal year.
No incumbent member who was a director during the fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which he served.

        The Company's compensation committee was formed to make recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company. The compensation committee currently consists of Messrs. Smith, Sigoloff and Troy. The audit committee reviews the scope of the audit and other accounting related matters. The Company's audit committee currently consists of Messrs. Smith and Sigoloff. The Company's risk management committee was formed to establish systems and policies to supervise and manage the Company's risk of doing business outside the United States. The risk management committee currently consists of Messrs. Smith and Sigoloff. The nominating committee was formed to make recommendations to the Board of Directors as to candidates to serve on the Board of Directors. The nominating committee currently consists of Messrs. Smith and Troy. The Board of Directors also has an executive committee, which committee is authorized to exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, to the fullest extent permitted by law. The executive committee currently consists of Dr. Sun, who is Chairman of the committee, and Messrs. Smith and Troy. The Company also has a committee of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, comprised of Messrs. Cho and Sigoloff, to make grants of options to executive officers under the Company's stock option plans. The Company has no other committees of its Board of Directors.

Management of the Company

        Set forth below is certain information with respect to the directors and executive officers of the Company as of September 24, 1998 and with respect to the director nominees:

                                                                Director
         Name            Age              Position               Since
-----------------------  ----  -------------------------------  --------
Dr. Edmund Y. Sun (1)     50   Chairman of the Board and        1992
                               Chief Technology Officer

Edward M. Miller (1)      47   Chief Executive Officer,           --
                               President of U.S. Operations
                               and Director Nominee

Sung Hee Lee (1)          44   President and Chief Operating      --
                               Officer of Asian Operations

John W. Smuda (1)         42   Chief Financial Officer            --

Robert Werbicki           46   Executive Vice President,          --
                               Computer Products

Thomas R. Parkinson (1)   52   Director                            1997

Sanford C. Sigoloff       68   Director                            1996

Philip B. Smith           63   Director                            1995

Joseph F. Troy            60   Director                            1996

Young Sam Cho             45   Director                            1998

Cary S. Fitchey           43   Director Nominee                   --

_______________

(1) Effective June 23, 1998, Dr. Sun resigned as Chief Executive Officer, Mr. Parkinson resigned as President and Chief Operating Officer, Mr. Miller was appointed Chief Executive Officer and President of U.S. Operations, Mr. Lee was appointed President and Chief Operating Officer of Asian Operations and Mr. Smuda was appointed Chief Financial Officer.

        Dr. Edmund Y. Sun founded the Company in 1992 and has served as its Chairman of the Board since that time. In June 1998 Dr. Sun was appointed Chief Technology Officer of the Company. From October 1992 to June 1998, Dr. Sun served as the Company's Chief Executive Officer and from October 1992 to May 1996, he served as the Company's President. Dr. Sun founded C-Cube Microsystems Inc. ("C-Cube"), a public company involved in the development of full-color still and motion picture compression technology, and was its Chief Executive Officer from March
1989 to September 1991, and Chairman of the Board from August 1988 until April 1993. Dr. Sun was also previously a founder, Vice President, and Chief Technical Officer of Weitek Corporation, a public company involved in high-speed three-dimensional shaded graphics systems and the use of high speed chips in various computer applications. Dr. Sun is a director of CSS Laboratories, Inc., a privately-held company involved in computer hardware. Dr. Sun has a Ph.D. in Applied Physics and an M.S. in Electrical Engineering from the California Institute of Technology, and a B.S. in Electrophysics from the National Chiao-Tung University in Taiwan.

        Edward M. Miller was appointed the Company's Chief Executive Officer and President of U.S. Operations in June 1998 and is a director nominee.
 Mr. Miller served as the Chief Financial Officer of the Company from January 1998 to June 1998. Prior to joining the Company, Mr. Miller served as Vice President of Finance for SteriGenics International, Inc. ("SteriGenics"), a provider of microorganism reduction services for the Healthcare Industry. Mr. Miller previously worked for Quality
Technologies Corporation ("QTC"), a spin-off of General Instrument Corporation ("GI") and an optoelectronics manufacturing company, where he had served as Vice President of Finance. Mr. Miller worked for GI during the 1980's, holding several positions in the areas of finance, strategic planning and operations. During his tenure with GI, Mr. Miller served as Assistant to the Chief Financial Officer, Financial Controller for GI's
UK operations, and Manager of Financial Analysis-Europe. Earlier in his career at GI, Mr. Miller served as Corporate Credit Manager for 16 divisional and subsidiary operations within GI's Components Product
Group. Mr. Miller received his B.A. in Business Administration from Ohio University.

        Sung Hee Lee was appointed President and Chief Operating Officer of the Company's Asian operations in June 1998. Mr. Lee served as a director of the Company from March 1994 to June 1998. Prior to joining the Company, Mr. Lee founded the Multimedia Business Division of Hyundai Electronics Industries Co., Ltd. ("Hyundai") and served as its director from March 1993 to June 1998. From May 1991 until March 1993, Mr. Lee served as a Senior Manager of the Marketing Department of Hyundai's Information Systems Business Sector, and from January 1989 until May
1991, he served as a Senior Manager of Hyundai's Computer Export Department. Mr. Lee is a member of the Board of Directors of Wanyan Electronics Co., Ltd., in China. He received his M.S. in Industrial Engineering from the Korea Advanced Institute of Science & Technology.

        John W. Smuda was appointed the Company's Chief Financial Officer in June 1998. Since joining the Company in November 1997 as Vice President for Business Development, Mr. Smuda has worked closely with senior management to shape the Company's financial operations and programs.
Prior to joining the Company, Mr. Smuda served as a Vice President of Spencer Trask Securities, Inc. and The Private Equity Partnership, L.P.
Mr. Smuda provided these firms with analysis of development-stage technology and biotechnology companies. In addition, Mr. Smuda developed the business plans for some of the companies for which these firms raised capital. Prior to obtaining an MBA from Columbia University in 1992, Mr. Smuda was a research scientist at the National Institutes of Health and the Naval Research Laboratories. Mr. Smuda received his MBA in Finance and Management from Columbia University, earned his Ph.D. in Biochemistry from Georgetown University, and received a B.S. in Chemistry from Monmouth College.

        Thomas R. Parkinson has served as a Director of the Company since September 1997. From April 1997 to June 1998 Mr. Parkinson served as the Company's President and Chief Operating Officer. Mr. Parkinson currently serves as the President of SRS Labs, Inc., an audio technology company. From 1994 to April 1997 Mr. Parkinson served as President and Chief Executive Officer of Shape, Inc., a manufacturer of home video entertainment and computer related products. During 1993, Mr. Parkinson served as a consultant for Shape, Inc. In 1992, Mr. Parkinson founded Technology Vision, Inc., a provider of management services.

        Sanford C. Sigoloff has served as a Director of the Company since June 1996. Mr. Sigoloff has been Chairman of the Board, President and Chief Executive Officer of Sigoloff & Associates, Inc. (a management consulting company) since 1989. He served as Chief Executive Officer of L.J. Hooker Corporation (a retail conglomerate) from August 1989 to June 1992. From March 1982 until 1988, Mr. Sigoloff served as Chairman of the Board, President and Chief Executive Officer of Wickes Companies, Inc. (a furniture retail chain). Mr. Sigoloff is a director of Sun America, Inc., Kaufman and Broad Home Corporation, and Movie Gallery, Inc., which are public companies. Mr. Sigoloff is an adjunct full professor at the John E. Anderson Graduate School of Management at the University of California at Los Angeles.

        Philip B. Smith has served as a Director of the Company since November 1995. Mr. Smith has been a Vice Chairman of the Board of Spencer Trask Securities, Inc. since 1991. He was formerly a Managing Director of Prudential Securities in its merchant banking division from 1985 to 1991. Mr. Smith is a founding General Partner of Lawrence Venture Associates, a venture capital limited partnership headquartered in New York City and was the General Partner from 1984 to 1985. From 1981 to 1984, he served as Executive Vice President and Group Executive of the international banking and worldwide corporations group at Irving Trust Company. Prior to joining Irving Trust Company, he was at Citibank for 15 years, where he founded Citicorp Venture Capital and served as its President and Chief Executive Officer. Since 1988, Mr. Smith has also been the managing general partner of The Private Equity Partnership, L.P.
 Mr. Smith is a director of Movie Gallery, Inc., and KLS Enviro Resources, Inc., both publicly-held companies. Mr. Smith is an adjunct professor at Columbia University Graduate School of Business. He holds a B.S.E. from Princeton University and an MBA from Harvard University.

        Joseph F. Troy has served as a director of the Company since May 1996. Mr. Troy is the founder and has been a member of the law firm of Troy & Gould Professional Corporation since May 1970. He is a director of Movie Gallery, Inc., a publicly-held company. Mr. Troy holds a B.A. from Yale University and an LL.B. from Harvard University.

        Young Sam Cho has served as a Director of the Company since September 1998, when he replaced Mr. Lee as the representative of Hyundai on the Company's Board of Directors. Mr. Cho has been the Director of the Corporate Planning Department of Hyundai since June 1994. From March 1990 until May 1994, Mr. Cho served as General Manager of Hyundai Electronics Europe Gmbh (Hyundai's European Sales Subsidiary). Mr. Cho received a B.A. degree in Business Administration from Seoul National University.

        Cary S. Fitchey is a Director Nominee. Mr. Fitchey is currently the Managing Partner of British Pacific Partners ("BPP"). BPP was formed in June 1988 to make investments in potential industry consolidation opportunities, and to provide a variety of advisory services in primarily turn-around situations. Previously, Mr. Fitchey was one of five partners with Dartford Partnership, a partnership formed to make investments in branded products concentrating on the food and beverage categories.
While at Dartford, Mr. Fitchey also developed and managed a joint venture in South Africa with PepsiCo, Inc., which featured Pepsi's return to that country after its departure in the 1980s due to the international sanctions. Before joining Dartford as a partner in 1993, Mr. Fitchey was Managing Director of Triad Partners, Ltd., an advisory and investment company he founded in 1985 to provide services to corporate clients in the areas of strategic management, acquisitions, divestitures, licensing, restructuring, and takeover defense related situations. From 1983 to 1985, Mr. Fitchey served as the Vice President of Business Planning for PepsiCo, Inc., where he was responsible for the development of overall corporate strategies and where his work led to the acquisition of several major franchised bottlers and the divestiture of various non-strategic businesses. From 1976 to 1983, Mr. Fitchey was a vice president with A.T. Kearney and Strategic Planning Associates, both international management consulting firms. Mr. Fitchey received an MBA from the University of Michigan in 1976 and a BSIM degree from Purdue University in 1974.

        Robert Werbicki has served as the Company's Executive Vice President, Computer Products since August 1997. In 1995 he founded Synchrome Technology Inc., a development and marketing company that integrates CD-ROM drives into finished peripheral add-on personal computer products, and develops and markets multimedia audio software.
He served as its President from 1995 to 1997. From 1993 to 1995, Mr. Werbicki served as General Manager and consultant to Mountain Network Solutions and Nakamichi Peripherals Corporation. From 1990 to 1993 he held various executive positions at Rexon Inc., including President of Rexon/Tacmar Inc., President of Sytron, Rexon's software development and marketing subsidiary, and General Manager of the Wangtek DAT Division. Mr. Werbicki received his B.S.E.E. degree from the University of the Pacific and a Bachelor of Commerce degree from the University of Toronto.

        Directors serve until the next annual meeting or until their successors are elected or appointed. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the officers or directors of the Company.

        Pursuant to the underwriting agreement entered into by the Company in connection with the initial public offering of the Company's securities in May 1996 (the "IPO"), the Company agreed for a period of five years commencing on May 9, 1996, if requested by the underwriter, D.H. Blair Investment Banking Corp. (the "Underwriter"), to nominate a designee of the Underwriter who is reasonably acceptable to the Company to the Company's Board of Directors. To date, the Underwriter has not designated a director.



        COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

        The following table sets forth the compensation for the fiscal years ended March 31, 1998 and March 31, 1997, and the twelve-month period ended March 31, 1996, respectively, paid by the Company to its Chief Executive Officer and the other executive officers of the Company who earned in excess of $100,000 (collectively, the "Named Executive
Officers") based on salary and bonus for the fiscal year ended March 31, 1998:

                                                               Long Term
                                  Annual Compensation(1)      Compensation
                             -----------------------------       Awards
                                                  Other      --------------
                              Fiscal              Annual       Securities
                               Year               Compen-      Underlying
Name and Principal Position  Ended(2)  Salary($)  sation       Options(#)
---------------------------- --------- --------- ---------   --------------
Dr. Edmund Y. Sun(3)           1998     165,157       --               --
 Chairman of the Board         1997     159,751       --               --
 and Chief Technology          1996     131,709       --               --
 Officer

Edward M. Miller(4)            1998      41,409       --           135,000
 Chief Executive Officer       1997         --        --               --
 and President of U.S.         1996         --        --               --
 Operations

Thomas R. Parkinson(5)         1998     393,166       --           900,000 (6)
 Director, former              1997         --        --               --
 President and Chief           1996         --        --               --
 Operating Officer

Robert Werbicki                1998     144,806       --           100,000
 Vice President,               1997         --        --               --
 Executive Computer            1996         --        --               --
 Products

Gary Franza                    1998     138,439   $89,861 (7)      125,000
 Executive Vice President      1997         --        --               --
 New Media Division            1996         --        --               --

David Keller(8)                1998     144,806       --            80,000
 Former General Manager        1997         --        --               --
 and Vice President of         1996         --        --               --
 the New Media Division


___________

(1) The compensation described in this table does not include medical insurance, retirement benefits and other benefits received by the foregoing executive officers which are available generally to all employees of the Company and certain perquisites and other personal benefits received by the foregoing executive officers of the Company, the value of which did not exceed the lesser of $50,000 or 10% of the executive officer's cash compensation in the table.
(2) In June 1996, the Company changed its fiscal year end from December 31 to March 31.
(3) Dr. Sun also served as President of the Company during the twelve months ended March 31, 1996 and through May 1996 and as Chief Executive Officer during the fiscal year ended March 31, 1996 and through June 1998.
(4) Mr. Miller was appointed Chief Executive Officer of the Company and President of U.S. Operations effective June 23, 1998. Mr. Miller served as Chief Financial Officer of the Company from January 1998 to June 1998. In connection with his appointment as the Company's Chief Executive Officer in June 1998, Mr. Miller was granted options to purchase an additional 215,000 shares of Common Stock at an exercise price of $1,125 per share.
(5) Mr. Parkinson resigned as President and Chief Operating Officer of the Company effective June 23, 1998. Mr. Parkinson continues to serve as a director of the Company.
(6) Options to acquire 900,000 shares of Common Stock were granted to Mr. Parkinson on March 28, 1997 in connection with his employment with the Company, which commenced on April 15, 1997. In connection with Mr. Parkinson's resignation as the Company's President, 702,083 of such options were cancelled as of July 3, 1998.
(7) Represents payments made to Mr. Franza as a consultant prior to his employment by the Company as Executive Vice President of the New Media Division in August 1997.
(8) Mr. Keller's employment as General Manager and Vice President of the New Media Division was terminated as of May 19, 1998.

        The following table provides information on stock options granted during the fiscal year ended March 31, 1998:

        Options Granted in Fiscal Year Ended March 31, 1998

                                           Individual Grants
                      -------------------------------------------------
                                        % of
                                        Total
                                       Options
                        Number of      Granted   Exercise
                       Securities        to       or Base
                       Underlying     Employees    Price      Expir-
                         Options      in Fiscal    (per        ation
        Name             Granted        Year      share)       Date
--------------------- -------------   ---------  ---------  -----------
Dr. Edmund Y. Sun             --          --         --         --

Edward M. Miller           135,000         6.5%     $1.44   03/17/2008

Thomas R. Parkinson        702,083 (1)    33.9%     $3.75     07/03/98
                           197,917 (2)     9.5%     $3.75   03/28/2007

Robert Werbicki            100,000 (3)     4.8%     $4.69   09/17/2007

Gary Franza                125,000 (4)     6.0%     $4.69   09/17/2007

David Keller                80,000 (5)     3.9%     $4.69   11/11/2008

____________________
(1)  All of such options were cancelled effective as of July 3, 1998.
(2) Such options have been fully vested and are exercisable during the term when Mr. Parkinson serves as a director of the Company.
(3) Pursuant to the Company's option repricing offer certain employees (including Mr. Werbicki) were permitted to reprice their options in exchange for agreeing to cancel options equal to 25% of their outstanding non-escrowed options. 25,000 of such options were cancelled as a result of the option repricing offer effective January 1998. The balance of such options (75,000) will expire March 17, 2007 unless earlier cancelled or terminated in accordance with the terms of the Company's 1996 Stock Option Plan.
(4) Pursuant to the Company's option repricing offer (described in footnote (3) above), 31,250 of such options were cancelled effective January 1998. The balance of such options (93,750) will expire March 17, 2007, unless earlier cancelled or terminated in accordance with the terms of the Company's 1996 Stock Option Plan.
(5) Pursuant to the Company's option repricing offer (described in footnote (3) above), 20,000 of such options were cancelled effective January 1998. 46,250 options were cancelled upon Mr. Keller's termination with the Company on August 13, 1998 and 13,750 options, if not exercised, will expire on November 11, 1998.

Option Repricing

        In January 1998, the Board of Directors approved an offer to each of the Company's employees (other than Mr. Parkinson, who was at that time the Company's President) who held stock options (the "Repricing Offer").
 Pursuant to the terms of the Repricing Offer, employees were permitted to trade in 25% of their outstanding options in order to reprice the remaining 75% of their options at an exercise price of $2.16 per share. (This offer did not include any options held in the Company's performance escrow created in connection with its 1996 initial public offering.) The Board's decision was based on the rationale that employees and officers must be sufficiently incentivized to continue their employment with the Company and to perform at a level that could enhance stockholder return.
 Although most options granted during the fiscal year ended March 31, 1998 had exercise prices significantly below the offered repriced exercise price of $2.16 per share (the closing price of the Company's
Common Stock on Nasdaq on January 14, 1998), a substantial number of outstanding options granted in prior fiscal years had exercise prices far above the prevailing market price in January 1998. Three of the Named Executive Officers were offered the opportunity to participate in the Repricing Offer because such officers had joined the Company and had received option grants at a point in time when the fair market value of the Common Stock (and therefore the exercise prices of their options) were significantly higher than $2.16.

Director Compensation

        Directors receive $15,000 per year (other than directors who are employees of the Company) as compensation for serving on the Board of Directors and are also entitled to participate in the Company's stock option plans and from time to time to receive grants of options thereunder to purchase shares of Common Stock. During the fiscal year ended March 31, 1998, Mr. Parkinson received options to purchase 500,000 shares of Common Stock under the Company's 1996 Stock Option Plan (the "1996 Plan") and options to purchase 400,000 shares of Common Stock under the Company's 1993 Amended and Restated Stock Option Plan (the "1993 Plan"), respectively, all at an exercise price of $3.75 per share, pursuant to his employment agreement with the Company. In connection with Mr. Parkinson's resignation as President on June 23, 1998, 358,333 options granted to Mr. Parkinson under the Company's 1993 Plan, and 343,750 options granted to Mr. Parkinson under the Company's 1996 Plan respectively, were cancelled. The total options cancelled of 702,083 included 266,667 Escrow Options (as herein defined). In June 1998 all non-employee directors were granted options to purchase 100,000 shares of Common Stock pursuant to the Company's 1998 Stock Option Plan (the "1998 Plan") at an exercise price by $1.125 per share. These options vest pro rata over the 48-month period following the grant date, if not earlier cancelled pursuant to the terms and conditions of the 1998 Plan.

Employment and Consulting Agreements

        The Company entered into an employment agreement (the "Sun Employment Agreement") with Dr. Sun, the Company's founder, Chairman of the Board and then Chief Executive Officer, in March 1996. The term of the Sun Employment Agreement commenced in May 1996 and will expire on March 31, 2001; provided, however, that the Sun Employment Agreement can be terminated by either party after March 31, 1999, if all of the Escrow Securities (as defined herein) have been released.

        The Sun Employment Agreement provides that in consideration for Dr. Sun's services, he is to be paid an annual salary of $160,000, with increases in salary and bonuses after the first year of employment as deemed appropriate by the Board of Directors. In June 1998, Dr. Sun resigned as Chief Executive Officer and was appointed Chief Technology Officer. In connection with his appointment as Chief Technology Officer, Dr. Sun was granted five-year options to purchase 400,000 shares of Common Stock at an exercise price of $1.125 per share. Such options vest at a monthly rate of 2.083% over a four-year period commencing on the date of grant, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances. Dr. Sun's compensation package remains otherwise unchanged.

        The Company entered into a two-year employment agreement dated as of March 28, 1997 with Thomas R. Parkinson, pursuant to which Mr. Parkinson became the President and Chief Operating Officer of the Company commencing on April 15, 1997. In connection with entering into such agreement, Mr. Parkinson One-fourth of such options vested and became exercisable after Mr. Parkinson had served as the President of the Company for one year. The balance of such options were scheduled to vest at a monthly rate of 2.083% over the following 36 months, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances (see below). In addition, Mr. Parkinson received five-year options to purchase 500,000 shares of Common Stock at an exercise price of $3.75 per share under the Company's 1996 Plan. Such options vested at a monthly rate of 2.083% over a four-year period, commencing on April 30, 1997, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances.

        Mr. Parkinson received an annual salary of $280,000 and was eligible for an annual performance bonus ranging from $120,000 to $200,000. Mr. Parkinson's salary and bonus would be mutually agreed to by Mr. Parkinson and the Board after the first year. Mr. Parkinson's employment as President and Chief Operating Officer was renewable at the end of the initial two-year term by mutual agreement of the parties. Mr. Parkinson terminated his employment as the Company's President on July 3, 1998, but continues to serve as a Director of the Company. In connection with his termination as President, Mr. Parkinson and the Company agreed that his options to purchase 197,917 shares of Common Stock would vest on July 3, 1998. The remaining 702,083 options (including 266,667 Escrow Options) were cancelled on July 3, 1998. Mr. Parkinson will receive the same director compensation as other directors of the Company.

        In December 1997 the Company entered into a fifteen-month employment agreement with Edward M. Miller, pursuant to which Mr. Miller became the Chief Financial Officer of the Company in January 1998. Upon entering into such agreement, Mr. Miller received five-year options to purchase 135,000 shares of Common Stock at $1.44 per share under the Company's
1996 Plan. Such options vest at a monthly rate of 2.083% over a four year period commencing on March 1, 1998, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances. Mr. Miller receives an annual salary of $135,000 and will be eligible for an annual performance bonus ranging from $27,000 to $67,500. Mr. Miller's employment as Chief Financial Officer was renewable at the end of the fifteen-month term by mutual agreement of the parties. In June 1998, Mr. Miller was appointed Chief Executive Officer of the Company and President of its U.S. Operations. Mr. Miller was granted five-year options to purchase an additional 215,000 shares of Common Stock at an exercise price of $1.125 per share under the Company's 1998 Plan in connection with such appointment. Such options vest at a monthly rate of 2.083% over a four-year period commencing on the grant date, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances.

        In August 1997, the Company entered into a three-year employment agreement with Robert Werbicki, pursuant to which Mr. Werbicki became the Company's Executive Vice President of Computer Products. Upon entering into such agreement, Mr. Werbicki received five-year options to purchase 100,000 shares of Common Stock at $4.69 per share under the Company's 1996 Plan. Such options vest at a monthly rate of 2.083% over a four-year period commencing on September 1, 1997, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances. Mr. Werbicki receives an annual salary of $150,000. Mr. Werbicki is also eligible for a quarterly performance bonus equal to a certain percentage of the gross margin from all hardware sales under the Computer Products Division (the "Gross Margin"). The first year's bonus is calculated based on 5% of the Gross Margin, but no less than $75,000.
 The second year's bonus is 5% of the Gross Margin, with no minimum bonus and the third year is between 2% to 5% of the Gross Margin, which will be negotiated and mutually agreed on by Mr. Werbicki and the Company's President. Mr. Werbicki's employment as Executive Vice President of the Computer Products Division is renewable at the end of the initial three-year term by mutual agreement of the parties.

        In August 1997, the Company entered into a two-year employment agreement with Gary Franza, pursuant to which Mr. Franza became the Executive Vice President of Business Development for the Company and Chief Operating Officer of the Company's Atlanta, Georgia operations. Upon entering into such agreement, Mr. Franza received five-year options to purchase 125,000 shares of Common Stock at $4.69 per share under the Company's 1996 Plan. Such options vest at a monthly rate of 2.083% over a four-year period commencing on September 1, 1997, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances. Mr. Franza receives an annual salary of $180,000 and will be eligible for an annual performance bonus ranging from $40,000 to $80,000.

        In August 1997 the Company entered into a two-year employment agreement with David Keller, pursuant to which Mr. Keller became the Vice President and General Manager of the Company's Atlanta, Georgia operations. Upon entering into such agreement, Mr. Keller received five-year options to purchase 80,000 shares of Common Stock at $4.69 per share under the Company's 1996 Plan. Such options vest at a monthly rate of 2.083% over a four-year period commencing on September 1, 1997, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances. Mr. Keller received an annual salary of $170,000 and was eligible for an annual performance bonus of up to $51,000. Mr. Keller's employment was renewable at the end of the initial two-year term by mutual agreement of the parties. In May 1998, Mr. Keller's employment with the Company was terminated. Pursuant to the termination agreement, the Company made a $42,500 severance payment to Mr. Keller and 46,250 options to purchase shares of the Common Stock that were not vested as of August 13, 1998 were cancelled.

Stock Option Plans

        In October 1993, the Board of Directors approved the Company's 1993 Stock Option Plan, which plan was subsequently approved by the Company's stockholders in March 1994. In April 1996, the Board of Directors and the stockholders of the Company approved the 1993 Amended and Restated Stock Option Plan, as amended (the "1993 Plan"), which effected certain amendments to the 1993 Stock Option Plan. The 1993 Plan provides for the grant of options to officers, directors, other key employees and consultants of the Company to purchase up to an aggregate of 3,762,532 shares of Common Stock. The 1993 Plan may be administered by the Board of Directors or a committee thereof and is currently administered by the Board of Directors, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1993 Plan. Notwithstanding the foregoing, grants of options to Named Executive Officers may be made only by a committee of directors who qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Options granted under the 1993 Plan may be "incentive stock options" as defined in Section 422 of the Code, or nonqualified options, and will be designated as such.

        The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may be acquired in any one year pursuant to incentive stock options under the 1993 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1993 Plan at an exercise price not less than 85% of the fair market value of the Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Common Stock that may be acquired pursuant to such options in any one year.

        In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate 90 days (six months in the case of termination by reason of death or disability) following termination of employment.

        Options may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1993 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1993 Plan, shares subject to options that have been cancelled or terminated are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1993 Plan is effective for ten years, unless sooner terminated or suspended.

        During the fiscal year ended March 31, 1998, options to purchase 552,167 shares of Common Stock were granted under the 1993 Plan. As of August 31, 1998 there were 795,133 options available for grant under the 1993 plan.

        In September 1996, the Company's Board of Directors approved the 1996 Plan, which was subsequently approved by the Company's stockholders in September 1997. The purpose of the 1996 Plan is to enable the Company to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder return. The 1996 Plan became effective on the first day immediately following the date on which the 1996 Plan was approved by the stockholders.

        The 1996 Plan provides for the grant of options to officers, directors, other key employees and consultants of the Company to purchase up to an aggregate of 1,500,000 shares of Common Stock. The 1996 Plan may be administered by the Board of Directors or a committee thereof, and is currently administered by the Board of Directors, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1996 Plan. Notwithstanding the foregoing, grants of options to executive officers may be made only by a committee of directors who qualify as "outside directors" within the meaning of Section 162(m) of the Code. Options granted under the 1996 Plan may be "incentive stock options" as defined in Section 422 of the Code, or nonqualified options, and will be designated as such.

        The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may be acquired in any one year pursuant to incentive stock options under the 1996 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1996 Plan at an exercise price not less than 85% of the fair market value of the Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Common Stock that may be acquired pursuant to such options in any one year.

        In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate 90 days (six months in the case of termination by reason of death or disability) following termination of employment.

        Options may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1996 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1996 Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1996 Plan is effective for ten years, unless sooner terminated or suspended. The 1996 Plan provides that options covering no more than 500,000 shares of Common Stock may be granted to any one employee in any twelve month period.

        During the fiscal year ended March 31, 1998, options to purchase 752,490 shares of Common Stock were granted under the 1996 Plan (excluding 868,386 shares which were granted but then subsequently cancelled under the Company's Repricing Offer. As of August 31, 1998 there were 392,565 options available for grant under the 1996 Plan.

1997 Employee Stock Purchase Plan

        On July 31, 1997, the Company's Board of Directors adopted the 1997 Employee Stock Purchase Plan (the "1997 Plan"). The 1997 Plan was approved by the Company's stockholders in September 1997. The 1997 Plan is designed to provide eligible employees of the Company and its participating subsidiaries (collectively "Participating Companies") with added incentive to continue in the employment of the Participating Companies by permitting them to purchase shares of Common Stock on a discounted basis through payroll withholding. The 1997 Plan became effective on the first day immediately following the date of its approval by the Company's stockholders.

        The 1997 Plan may be administered by the Board of Directors or a committee thereof consisting of at least three persons (the "Committee"), at least one of whom must be a member of the Company's Board of Directors. The Committee has the authority to interpret the 1997 Plan and to establish rules and regulations thereunder.

        Up to 500,000 shares of Common Stock in the aggregate may be purchased under the 1997 Plan, subject to adjustment in the event of a stock dividend, stock split or combination of shares.

        Participation under the 1997 Plan is open to all active employees of the Participating Companies, except (i) employees who have not been continuously employed by the Participating Companies for at least two years, (ii) employees whose customary employment by the Participating Companies is less than 20 hours per week, or (iii) employees whose customary employment by the Participating Companies is five months or less in any calendar year. Employees who, immediately upon enrollment in the Plan, would, together with certain relatives, own more than 5% of the total combined voting power or value of all classes of stock of the Company or any subsidiary corporation thereof are not eligible.

        Payment for shares of Common Stock is to be made in installments through payroll deductions over the 1997 Plan's designated offering period (the "Offering Period").

        Each eligible employee may enroll in the 1997 Plan as of the first day of the Offering Period following the date which is ten days after such employee first becomes eligible to participate in the 1997 Plan or as of the first day of any subsequent Offering Period (or as of the first day of each three-month period ending on the close of a calendar quarter during and within an Offering Period (an "Interim Offering Period")).

        Each eligible employee may authorize payroll deductions under the 1997 Plan in an amount not to exceed 10% of the participant's compensation (before withholding or other deductions). For purposes of the 1997 Plan, "compensation" means the annual base rate of pay, determined by the Board of Directors (including commissions, but exclusive of bonuses and certain other fringe benefits).

        As of the last day of each Interim Offering Period, funds credited to each participant's account will be applied to the purchase of whole shares of Common Stock. No interest will be paid on amounts held in a participant's account. The purchase price per share of Common Stock under the 1997 Plan for any Offering Period shall be 85% of the fair market value of the Common Stock on the first business day or the last business day of such Offering Period, whichever is less.

        The 1997 Plan has not yet been activated.

1998 Stock Option Plan

        In May 1998 the Board of Directors approved the Company's 1998 Stock Option Plan (the "1998 Plan"). For a description of the 1998 Plan, see "Proposal 2 - Proposal to Ratify the Company's 1998 Stock Option Plan."
        CERTAIN TRANSACTIONS

        In October 1996, the Company acquired all of the outstanding capital stock of ViComp Technology, Inc. ("ViComp") for 491,253 shares (the "Acquisition Shares") of Common Stock (the "ViComp Acquisition").
Dr. Edmund Y. Sun, the Company's Chairman of the Board and Chief
Technology Officer, was a co-founder of ViComp and owned 57.3% of the outstanding capital stock of ViComp (for which he had paid a total of $1,000,000 in September 1995 and January 1996) at the time of the ViComp Acquisition. The Company issued to Dr. Sun 281,520 shares of Common
Stock for his ViComp capital stock in the ViComp Acquisition (57.3% of the total 491,253 shares of Common Stock issued in the ViComp
Acquisition).

        Of the 281,520 Acquisition Shares issued to Dr. Sun, 140,760 were deposited into an escrow and are subject to forfeiture and cancellation under certain circumstances and may not be publicly resold until released from such escrow. The remaining of 140,760 Acquisition Shares issued to Dr. Sun were subject to a performance escrow relating to ViComp and were cancelled under that escrow because certain milestones were not reached by July 1997.

        The ViComp Acquisition was unanimously approved by the disinterested members of the Company's Board of Directors, and the Company's Board of Directors was advised by Sutter Securities Incorporated that the ViComp Acquisition is fair from a financial point of view to the Company's stockholders other than Dr. Sun.

        The Company borrowed $1,000,000 from Dr. Sun in June 1998. Under the terms of the loan agreement between the Company and Dr. Sun, the loan from Dr. Sun was converted into 1,331,479 shares of Common Stock in July 1998 at a price of $0.7566 per share (100% of the average closing price of the Company's common stock over the five trading days following the Company's issuance of a press release on June 30, 1998 describing the Company's earnings for fiscal 1998). Dr. Sun was granted registration rights covering those shares.

        In June 1998, the Company acquired an exclusive, perpetual, worldwide, royalty-free license to DVD-ROM technology owned by Hyundai in exchange for 2,000,000 shares of Common Stock. In addition, the Company, through a newly-formed, wholly-owned subsidiary, DVS Korea, completed the acquisition of DVD-ROM manufacturing capabilities, a related research and development team and management from Hyundai for $1,000,000 in cash. The Company obtained a fairness opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., a nationally recognized independent valuation firm, with respect to the fairness of the financial terms of the transaction to the Company.

        In March 1996, the Company entered into an employment agreement with Dr. Sun. During the fiscal year ended March 31, 1998, the Company entered into employment agreements with the following executive officers:
Thomas R. Parkinson, Edward M. Miller, Robert Werbicki, Gary Franza and David Keller. See "Compensation of Directors and Executive
Officers-Employment and Consulting Agreements."

        In August 1997, Mr. Werbicki sold substantially all of the assets of Synchrome Technology, Inc. to the Company for $753,000 and became an officer of the Company at that time. Pursuant to the purchase agreement, Mr. Werbicki received an additional cash payment of $125,000 in February 1998, and the Company expects to make another cash payment of $125,000 when certain conditions are met pursuant to the purchase agreement.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 31, 1998, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each of the Company's directors and director nominees; (iii) each of the Named Executive Officers; and (iv) all executive officers, directors and director nominees of the Company as a group.

                                                                 Percentage
                                                 Amount and          of
                                                 Nature of       Outstanding
                                                 Beneficial      Common Stock
             Name and Address(1)                Ownership(2)        Owned
----------------------------------------------  ---------------- -----------
1.      Dr. Edmund Y. Sun....................     9,046,494  (3)       37.2%

2.      Thomas R. Parkinson..................       206,249  (4)         *

3.      Edward M. Miller.....................        42,032  (5)         *

4.      Sung Hee Lee.........................        20,831  (6)         *

5.      Philip B. Smith......................       138,786  (7)         *

6.      Sanford C. Sigoloff..................        88,018  (8)         *

7.      Joseph F. Troy.......................        93,711  (9)         *

8.      Young Sam Cho........................             0 (10)         *

9.      Cary S. Fitchey......................             0              *

10.     Robert Werbicki......................        20,312 (11)         *

11.     Gary Franza..........................        25,390 (12)         *

12.     David Keller.........................        13,750 (13)         *

Hyundai Electronics Industries  Company, Ltd.     5,896,999 (14)       24.2%
 10th Floor, Boram Building
 705-19, Yeeksam-dong
 Kongnam-Ku, Seoul, Korea

All executive officers and directors and
director nominees as a group (12 persons).....                         39.8%

____________________
*       Less than one percent.
(1) Except as otherwise indicated, the address of each stockholder is c/o the Company at 160 Knowles Drive, Los Gatos, California 95032.
(2) Includes shares of Common Stock placed into an escrow by such individual or entity in connection with the IPO. See "--Escrow Securities." Nature of beneficial ownership of securities is direct and arises from sole voting power and sole investment power, subject to community property laws where applicable. Shares underlying options to purchase Common Stock exercisable within 60 days of August 31, 1998 are deemed to be outstanding for purposes of calculating the number of shares owned by the holders of such options.
(3) Includes 140,760 shares of Common Stock acquired by Dr. Sun in the ViComp Acquisition, all of which have been deposited in escrow and are subject to cancellation in certain circumstances. Also includes 280,334 shares owned by Dr. Sun's sons and 21,564 shares owned by Dr. Sun's sister. Also includes options to purchase 33,332 shares of Common Stock. Excludes options to purchase 366,668 shares of Common Stock which are not exercisable within 60 days.
(4) Represents options to purchase 209,249 shares of Common Stock. Excludes options to purchase 91,668 shares of Common Stock which are not exercisable within 60 days.
(5)  Includes options to purchase 37,600 shares of Common Stock.
     Excludes options to purchase 312,400 shares of Common Stock which are not exercisable within 60 days.
(6) Represents options to purchase 20,831 shares of Common Stock. Excludes options to purchase 229,169 shares of Common Stock which are not exercisable within 60 days.
(7) Includes options to purchase 110,786 shares of Common Stock. Excludes options to purchase 125,822 shares of Common Stock which are not exercisable within 60 days.
(8) Represents options to purchase 88,018 shares of Common Stock. Excludes options to purchase 148,590 shares of Common Stock which are not exercisable within 60 days.
(9) Represents options to purchase 93,711 shares of Common Stock. Excludes options to purchase 142,897 shares of Common Stock which are not exercisable within 60 days.
(10) Although Mr. Cho serves as Hyundai's representative on the Company's Board of Directors, he does not have any right to vote or dispose of the shares owned by Hyundai.
(11) Represents options to purchase 20,312 shares of Common Stock. Excludes options to purchase 54,689 shares of Common Stock which are not exercisable within 60 days.
(12) Represents options to purchase 25,390 shares of Common Stock. Excludes options to purchase 68,360 shares of Common Stock which are not exercisable within 60 days.
(13) Represents options to purchase 13,750 shares of Common Stock.
(14) Mong Hun Chung is the Chairman and largest individual shareholder of Hyundai and may be considered a beneficial owner of such shares.

Escrow Securities

        In connection with the IPO and through March 31, 1998, the holders of Common Stock and options to purchase Common Stock placed 8,086,321 shares (the "Escrow Shares") and options to purchase 1,985,656 shares
(the "Escrow Options"), and the Company had placed, through March 31, 1998, options issuable under the 1993 Plan to purchase 28,023 shares of Common Stock (together with the Escrow Options and the Escrow Shares, the "Escrow Securities") into escrow pursuant to an escrow agreement (the "Escrow Agreement") with American Stock Transfer & Trust Company, as escrow agent. The Escrow Securities are not assignable or transferable; however, the Escrow Shares may be voted by the holders thereof. Holders of any options in escrow may exercise their options prior to their release from escrow; however, the shares issuable upon any such exercise will continue to be held in escrow as Escrow Shares pursuant to the Escrow Agreement.

        All or a portion of the Escrow Securities may be released from escrow based on the Company's Minimum Pretax Income amounts (as defined and set forth below) or the trading price of the Company's Common Stock.
 The Minimum Pretax Income amounts (i) shall be calculated exclusively of any extraordinary earnings, including, but not limited to, any charge to income resulting from the release of the Escrow Securities; and (ii) shall be increased from the amounts established at the time of the IPO proportionately, with certain limitations, in the event additional shares of Common Stock or securities convertible into, exchangeable for or exercisable into Common Stock are issued after the IPO. The Minimum Pretax Income amounts as originally established at the time of the IPO are described below.

        Of the Escrow Securities, one-half (representing 5,050,000 shares of issued or issuable shares of Common Stock) will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions are met (none of such conditions having been met to date):

        (i) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings as audited and determined by the Company's independent public accountants (the "Minimum Pretax Income") amounts to at least $10.0 million for the fiscal year ended March 31, 1997;

        (ii) the Minimum Pretax Income amounts to at least $15.0 million for the fiscal year ending March 31, 1998;

        (iii) the Minimum Pretax Income amounts to at least $23.0 million for the fiscal year ending March 31, 1999;

        (iv) the Minimum Pretax Income amounts to at least $31.0 million for the fiscal year ending March 31, 2000;

        (v) the Minimum Pretax Income amounts to at least $39.0 million for the fiscal year ending March 31, 2001;

        (vi) commencing on May 9, 1996 and ending 18 months thereafter, the bid price of the Company's Common Stock averages in excess of $24.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 60 consecutive business days;

        (vii) commencing November 9, 1997 and ending 36 months thereafter, the bid price of the Company's Common Stock averages in excess of $48.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 90 consecutive business days; or

        (viii) during the periods specified in (vi) or (vii) above, the Company is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the stockholders of the Company on the date of such transaction or at any time during the applicable period set forth in (vi) or (vii), respectively, equals or exceeds the applicable levels set forth in (vi) or (vii), respectively.

        The remaining Escrow Securities (representing 5,050,000 shares of issued or issuable shares of Common Stock) will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions is met (none of such conditions having been met to date):

        (i) the Minimum Pretax Income amounts to at least $15.0 million for the fiscal year ended March 31, 1997;

        (ii) the Minimum Pretax Income amounts to at least $21.0 million for the fiscal year ending March 31, 1998;

        (iii) the Minimum Pretax Income amounts to at least $32.0 million for the fiscal year ending March 31, 1999;

        (iv) the Minimum Pretax Income amounts to at least $42.0 million for the fiscal year ending March 31, 2000;

        (v) the Minimum Pretax Income amounts to at least $53.0 million for the fiscal year ending March 31, 2001;

        (vi) commencing on May 9, 1996 and ending 18 months thereafter, the bid price of the Company's Common Stock averages in excess of $48.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 60 consecutive business days;

        (vii) commencing November 9, 1997 and ending 36 months thereafter, the bid price of the Company's Common Stock averages in excess of $96.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 90 consecutive business days; or

        (viii) during the periods specified in (vi) or (vii) above, the Company is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the stockholders of the Company on the date of such transaction or at any time during the applicable period set forth in (vi) or (vii), respectively, equals or exceeds the applicable levels set forth in (vi) or (vii), respectively.

        The bid price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

        Holders of Escrow Securities have agreed not to sell, transfer, hypothecate, negotiate, pledge, assign, encumber or otherwise dispose of any or all of the Escrow Securities unless and until (A) the Company shall have given notice that the conditions for the release of the Escrow Securities set forth in Paragraphs (a) and (b) above are met, or (B) such disposition is (i) proposed in connection with an agreement by which the Company is to be acquired by or merged into another entity in which the consideration paid by the acquiror per share of the Company's stock is no less than 80% of the minimum consideration required by Paragraphs (a)(vi) and (vii) above as to a disposition of up to 50% of the Escrow Securities or by Paragraphs (b)(vi) and (vii) above as to a disposition of up to 100% of the Escrow Securities and (ii) approved by at least 80% of the votes cast, in person or by proxy, by holders of the Common Stock eligible to vote on such matter excluding the shares held by the holders of the Escrow Securities, provided that the holders of at least 50% of the Common Stock (excluding the shares held by the holders of the Escrow Securities) actually vote on such matter, in person or by proxy, or are present, in person or by proxy, at the meeting at which the vote takes place. If the Company is acquired by or merges into another company that thereafter owns all of the outstanding stock of the Company except for the Escrow Securities, at any time from and after the consummation of the merger or acquisition, holders of Escrow Securities desiring to dispose of their Escrow Securities will be permitted to do so if the acquiror gives notice as to conditions being met in Paragraphs (a) and (b) above or consents in writing to the disposition, but no vote or consent of the former stockholders of the Company will be required.

        Any money, securities, rights or property distributed in respect of the Escrow Securities, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Securities. If none of the applicable
Minimum Pretax Income or bid price levels set forth above have been met by July 15, 2001, the Escrow Securities, as well as any dividends or other distributions made with respect thereto, will be cancelled and contributed to the capital of the Company. The Company expects that the release of the Escrow Securities to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period or periods during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total shareholders' equity, it may have a negative effect on the market price of the Company's securities.

        The Minimum Pretax Income and bid price levels set forth above were determined by negotiation between the Company and the Underwriter of the IPO prior to the IPO and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.



        PROPOSAL 2 -
        PROPOSAL TO APPROVE COMPANY'S 1998 STOCK OPTION PLAN

        In May 1998, the Board of Directors unanimously adopted the Company's 1998 Stock Option Plan (the "1998 Plan") in order to retain the services of qualified officers, directors, employees and consultants, and to provide such persons with benefits comparable to those provided by corporations similar to the corporation. The 1998 Plan provides for the grant of options to officers, directors, other employees and consultants of the Company to purchase up to an aggregate of 4,000,000 shares of Common Stock. The 1998 Plan may be administered by the Board of Directors or a committee thereof, and is currently administered by the Board of Directors, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1998 Plan. Options granted under the 1998 Plan may be "incentive stock options" as defined in Section 422 of the Code, or nonqualified options, and will be designated as such.

        The exercise price of incentive stock options may not be less than the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may become exercisable for the first time in any one year pursuant to incentive stock options under the 1998 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1998 Stock Option Plan at an exercise price not less than 85% of the fair market value of the Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Common Stock that may become exercisable pursuant to such options in any one year.

        In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate 90 days (six months in the case of termination by reason of death or disability) following termination of employment.

        Options may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1998 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1998 Plan, shares subject to options that have been cancelled or terminated are available for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as recapitalizations, stock splits or stock dividends. The 1998 Plan is effective for ten years, unless sooner terminated or suspended. The 1998 Plan provides that options covering no more than 750,000 shares of Common Stock may be granted to any one employee in any twelve month period.

        The Company's Board of Directors recommends a vote "FOR" the ratification and adoption of the 1998 Plan.

Certain Federal Income Tax Consequences 1998 Plan

        Incentive stock options under the 1998 Plan are afforded favorable federal income tax treatment under the Code. If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee's sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares.
 Any gain or loss recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

        All other options granted under the 1998 Plan are nonstatutory stock options and will not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee's resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. Recently enacted legislation provides for reduced tax rates for long-term capital gains based on the taxpayer's income and the length of the taxpayer's holding period.

        Subject to the limits on deductibility of employee remuneration under Section 162(m) of the Code, the Company will generally be entitled to a tax deduction in the amount that an optionee recognizes as ordinary income with respect to an option. Options granted to executive officers under the 1998 Plan are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, and the Company will generally be entitled to a tax deduction in the amount recognized by such officers upon exercise of the options. No tax authority or court has ruled on the applicability of Section 162(m) to the 1998 Plan and any final determination of the deductibility of amounts realized upon exercise of an option granted under the 1998 Plan could ultimately be made by the Internal Revenue Service or a court having final jurisdiction with respect to the matter. The Company retains the right to grant options under the 1998 Plan in accordance with the terms of the 1998 Plan regardless of any final determination as to the applicability of Section 162(m) of the Code to these grants.

        The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee's death.

        PROPOSAL 3 -
        RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company's financial statements for the fiscal year ending March 31, 1999 subject to ratification by the stockholders. Ernst & Young LLP has served as independent auditors of the Company's financial statements for the fiscal years ended December 31, 1995, for the three months ended March 31, 1996 and for the fiscal years ended and March 31, 1997 and March 31, 1998. A representative of Ernst & Young LLP will be available at the Annual Meeting to respond to appropriate questions or make other statements such representative deems appropriate.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

        COMPLIANCE WITH SECTION 16(A) OF THE
        SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and certain of its officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all
Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during the fiscal year ended March 31, 1998, its directors, officers and 10% stockholders complied with all filing requirements under Section 16(a) of the Exchange Act, with the following exceptions: Dr. Sun filed a late Form 5 to report the cancellation of 140,760 shares of Common Stock pursuant to the terms of an escrow agreement entered into in connection with the Company's purchase of ViComp Technology, Inc.; Mr. Smith filed a late Form 4 to report the acquisition of 18,738 shares of Common Stock upon the exercise of stock options; Mr. Parkinson filed a late Form 3 reporting his appointment to the office of President and the receipt of 900,000 stock options; Mr. Franza filed a late Form 3 reporting his appointment to the office of Executive Vice President of Business Development for the Company and Chief Operating Officer of the Company's Atlanta, Georgia operations and the receipt of 125,000 stock options; and Mr. Werbicki filed a late Form 3 to report his appointment to the office of Executive Vice President of Computer Products and the receipt of 100,000 stock options.

        SUBMISSION OF STOCKHOLDER PROPOSALS

        Stockholders are advised that any stockholder proposal, including nominations to the Board of Directors, intended for consideration at the 1999 Annual Stockholders Meeting must be received by the Company no later than February 13, 1999 to be included in the proxy material for the 1999 Annual Meeting. It is recommended that stockholders submitting proposals direct them to Edward M. Miller, Chief Executive Officer of the Company, and utilize certified mail, return-receipt requested in order to ensure timely delivery.

        OTHER MATTERS

        The Board of Directors knows of no matter to come before the Annual Meeting other than as specified herein. If other business should, however, be properly brought before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

        THE STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                    By Order of the Board of Directors

                                    /s/ Edward M. Miller, Jr.

                                    Edward M. Miller, Jr.
                                    Chief Executive Officer

                                    September 25, 1998

                          DIGITAL VIDEO SYSTEMS, INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 29, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints Edmund Y. Sun and Edward M. Miller, and each or either of them, as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated below, all the shares of Digital Video Systems, Inc. (the "Company") held of record by the undersigned on September 8, 1998 at the Annual Meeting of Stockholders to be held on October 29, 1998 at 10:00 a.m. or any and all adjournments thereof.

     1.  ELECTION OF DIRECTORS:

               [_] FOR all nominees listed below (except as marked to the contrary below).

               [_]   WITHHOLD AUTHORITY to vote for all nominees listed below.

     (INSTRUCTION: To withhold authority to vote for any nominee, draw a line through such nominee's name.)

                       Edmund Y. Sun
                       Edward M. Miller
                       Sanford C. Sigoloff
                       Philip B. Smith
                       Joseph F. Troy
                       Young Sam Cho
                       Cary S. Fitchey

     2.  Proposal to ratify the approval of the Company's 1998 Stock
         Option Plan.

         [_]     FOR      [_]    AGAINST       [_]     ABSTAIN


     3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending March 31, 1999.

         [_]     FOR      [_]    AGAINST       [_]     ABSTAIN

     4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.

     THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. IN THE EVENT ANY OF THE NOMINEES IS UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.

                            Dated:  ________________, 1998


                            ______________________________________________
                                          Signature


                            _____________________________________________
                                      (Signature, if held jointly)

                            Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized partner.

         PLEASE PROMPTLY MARK, SIGN, DATE, AND RETURN THIS PROXY
                       USING THE ENCLOSED ENVELOPE.